Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
	2014	2013
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$318	$66
Southern Power	33	29
Total	351	95
Parent Company and Other	—	(14)
Net Income–As Reported	$351	$81

Basic Earnings Per Share	$0.39	$0.09

Average Shares Outstanding (in millions)	890	870
End of Period Shares Outstanding (in millions)	891

	Three Months Ended March
	2014	2013
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$351	$81
Estimated Loss on Kemper IGCC	235	333
Leveraged Lease Restructure	—	16
Net Income–Excluding Items	$586	$430

Basic Earnings Per Share–Excluding Items	$0.66	$0.49

Notes
- For the three months ended March 31, 2014 and 2013, dilution does not change basic earnings per share by more than 1 cent and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2014 and 2013 and any similar charges may occur with uncertain frequency.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the three months ended March 31, 2013 and similar charges are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.